Exhibit 99.1

Interlink Electronics Reports Third Quarter 2018 Results

November 8, 2018 6:00 AM PST

WESTLAKE VILLAGE, CA – (Business Wire) – Interlink Electronics, Inc. (NASDAQ: LINK), a world-leading trusted advisor and technology partner in the advancing world of human-machine interface (HMI) and force-sensing technologies,  today announced its financial results for the three and nine months ended September 30, 2018.   GAAP net income for the quarter was $99 thousand or $0.02 per share, reflecting a  sharp decrease from the prior year’s results.

Consolidated Financial Highlights

(Amounts in thousands except per share data and percentages)

	Three months ended September 30,				Nine months ended September 30,
Consolidated Financial Results	2018	2017	$ ∆	% ∆	2018	2017	$ ∆	% ∆

Net revenue	$1,920	$2,649	$(729)	(27.5)%	$7,176	$8,797	$(1,621)	(18.4)%
Gross profit	$1,048	$1,657	$(609)	(36.8)%	$4,007	$5,454	$(1,447)	(26.5)%
Gross margin	54.6%	62.6%			55.8%	62.0%

Income from Operations	$103	$532	$(429)	(80.6)%	$752	$1,902	$(1,150)	(60.5)%

Net income	$99	$352	$(253)	(71.9)%	$576	$1,265	$(689)	(54.5)%
Earnings per share (basic and diluted)	$0.02	$0.05	$(0.02)		$0.08	$0.17	$(0.09)

EBITDA¹	$176	$579	$(403)	(69.6)%
EBITDA margin[2]	9.2%	21.9%

TTM EBITDA¹	$1,195	$2,468	$(1,273)	(51.6)%

[1]	See attached schedules for reconciliation to GAAP numbers.
[2]	EBITDA margin is EBITDA divided by net revenue.

•

Revenue in the third quarter of 2018 decreased approximately 28% to $1.9 million from $2.7 million in the same year-ago period, primarily due to the loss of a major customer who implemented a design change to their automotive product.  However, revenue increased or remained steady in all other markets.

•

Gross margin decreased to 54.6% in the third quarter of 2018 from 62.6% in the same year-ago period.  This decrease is consistent with the decrease in revenues, as there is less revenue to cover fixed costs and production overhead costs.

•

In the third quarter of 2018, net income was $99 thousand or $0.02 per basic and diluted share, compared to net income of $352 thousand or $0.05 per basic and diluted share in the same year-ago period.

•

The Company generated $176 thousand of EBITDA for the third quarter of 2018, compared with $579 thousand in the same period in 2017.  For the trailing twelve-month period ending September 30, 2018, EBITDA was $1.2  million, down from $2.5 million in the comparable period ending September 30, 2017.

•	At September 30, 2018, the company had $6.4 million in cash and cash equivalents, and no debt.

“The weaker financial results from the third quarter are disappointing, but not unexpected,” stated Steven N. Bronson, CEO of Interlink Electronics, Inc.  “However, continuing to invest in R&D and product expansion is the right move and will lead us in a positive direction. This also includes taking advantage of this contraction to revamp our global sales organization to reflect broadened technology offerings and geographies.”

About Interlink Electronics, Inc.

Interlink Electronics is a world-leading trusted advisor and technology partner in the advancing world of human-machine interface (HMI) and force-sensing technologies. Interlink Electronics has led the printed electronics industry in its commercialization of its patented Force-Sensing Resistor (FSR®) technology, which has enabled rugged and reliable HMI solutions. For over 30 years, Interlink Electronics' solutions have focused on handheld user input, menu navigation, cursor control, and other intuitive interface technologies for the world's top electronics manufacturers. Interlink Electronics has a proven track record of supplying HMI solutions for mission-critical applications in a wide range of markets, including, but not limited to, consumer electronics, automotive, industrial, and medical devices. Interlink Electronics serves a world-class customer-base from our corporate headquarters in Westlake Village, California (greater Los Angeles area), our global research and development center in Singapore, our printed-electronics manufacturing facility in Shenzhen, China and our global distribution and logistics center in Hong Kong. We also maintain technical and sales offices in Japan and at various locations in the United States. For more information, please see our website at www.interlinkelectronics.com.

Forward Looking Statements

This release contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, the Company’s views on future financial performance and are generally identified by phrases such as “thinks,” “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” and similar words. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement. These statements are based upon, among other things, assumptions made by, and information currently available to, management, including management’s own knowledge and assessment of the Company’s industry, R&D initiatives, competition and capital requirements. Other factors and uncertainties that could affect the Company’s forward-looking statements include, among other things, the following: our success in predicting new markets and the acceptance of our new products; efficient management of our infrastructure; the pace of technological developments and industry standards evolution and their effect on our target product and market choices; the effect of outsourcing technology development; changes in the ordering patterns of our customers; a decrease in the quality and/or reliability of our products; protection of our proprietary intellectual property; competition by alternative sophisticated as well as generic products; continued availability of raw materials for our products at competitive prices; disruptions in our manufacturing facilities; risks of international sales and operations including fluctuations in exchange rates; compliance with regulatory requirements applicable to our manufacturing operations; and customer concentrations. These and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission, including the Company’s most recently filed Quarterly Report on Form 10-Q and Annual Report on Form 10-K, which should be read in conjunction herewith for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Information

A non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles, or GAAP. Non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Other companies may use different non-GAAP measures and presentation of results.

In addition to financial results presented in accordance with GAAP, this press release presents EBITDA and EBITDA margin, each of which is a non-GAAP measure. EBITDA is determined by taking net income and adding interest, income taxes, depreciation and amortization, and EBITDA margin is determined by dividing EBITDA by net revenue.  Interlink believes that these non-GAAP measure, viewed in addition to and not in lieu of net income and gross margin, provide useful information to investors by providing more focused measures of operating results. These metrics are an integral part of Interlink’s internal reporting to evaluate its operations and the performance of senior management. A reconciliation of EBITDA to net income, the most comparable GAAP measure, is available in the accompanying financial tables below. The non-GAAP measures presented herein may not be comparable to similarly titled measures presented by other companies.

Contact:

Interlink Electronics, Inc.

IR@iefsr.com

Steven N. Bronson, CEO

805-623-4184

APPENDIX

Consolidated Financial Information and Reconciliations:  Third Quarter and Nine Months of 2018

INTERLINK ELECTRONICS, INC.

Condensed Consolidated Balance Sheets

(unaudited)

	September 30,	December 31,
	2018	2017
	(in thousands, except par value)
ASSETS
Current assets
Cash and cash equivalents	$6,436	$7,772
Restricted Cash	5	5
Accounts receivable, net	835	1,374
Inventories	924	1,195
Prepaid expenses and other current assets	204	338
Total current assets	8,404	10,684
Property, plant and equipment, net	606	525
Intangibles, net	122	69
Deferred income taxes	370	493
Other assets	59	59
Total assets	$9,561	$11,830

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$260	$255
Accrued liabilities	331	345
Accrued income taxes	60	103
Total current liabilities	651	703

Total liabilities	651	703

Commitments and contingencies	—	—

Stockholders' equity
Preferred stock, $0.01 par value: 1,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.001 par value: 30,000 shares authorized, 6,483 and 7,336 shares issued and outstanding at September 30, 2018 and December 31, 2017, respectively	7	7
Additional paid-in-capital	57,845	60,527
Accumulated other comprehensive income	(70)	41
Accumulated deficit	(48,872)	(49,448)
Total stockholders' equity	8,910	11,127
Total liabilities and stockholders' equity	$9,561	$11,830

INTERLINK ELECTRONICS, INC.

Condensed Consolidated Statements of Income and Comprehensive Income

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
	(in thousands, except per share data)		(in thousands, except per share data)

Revenue, net	$1,920	$2,649	$7,176	$8,797
Cost of revenue	872	992	3,169	3,343
Gross profit	1,048	1,657	4,007	5,454
Operating expenses:
Engineering, research and development	222	230	683	565
Selling, general and administrative	723	895	2,572	2,987
Total operating expenses	945	1,125	3,255	3,552
Income from operations	103	532	752	1,902
Other income (expense):
Other income (expense), net	50	(4)	66	13
Income from continuing operations before income tax expense	153	528	818	1,915
Income tax expense	54	176	242	650
Net income	$99	$352	$576	$1,265

Earnings per share: basic and diluted	$0.02	$0.05	$0.08	$0.17

Weighted average common shares outstanding - basic	6,482	7,336	7,039	7,332
Weighted average common shares outstanding - diluted	6,579	7,425	7,129	7,418

INTERLINK ELECTRONICS, INC.

Reconciliation of Consolidated Net Income to Consolidated EBITDA

(unaudited)

	Three months ended September 30,		Twelve months ended September 30,
	2018	2017	2018	2017
	(in thousands)		(in thousands)

Net income	$99	$352	$571	$2,189
Adjustments to arrive at earnings before interest, income taxes, depreciation and amortization (EBITDA):
Interest expense (income), net	—	(2)	(1)	(2)
Income tax expense	54	176	466	109
Depreciation and amortization expense	23	53	159	172
EBITDA	$176	$579	$1,195	$2,468